Filed Pursuant to Rule 424(b)(8)
Registration No. 333-209385 and 333-209385-01

The information in this preliminary pricing supplement is not complete and may be changed without notice. This preliminary pricing supplement is not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offering is not permitted

SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2016

PRELIMINARY PRICING SUPPLEMENT

(to Prospectus dated February 4, 2016)

$

Jefferies Group LLC

Fixed to Floating Rate Notes due February 26, 2026

Based on the 10-Year U.S. Dollar Constant Maturity Swap Rate

As further described below, interest will accrue and be payable quarterly, in arrears, (i) from the original issue date to, but excluding, February 26, 2018 at a rate of 7.00% per annum and (ii) from and including February 26, 2018 to, but excluding, the stated maturity date (February 26, 2026), at a floating rate equal to the then-applicable 10-Year U.S. Dollar Constant Maturity Swap Rate (“10CMS”), plus 1.00%, subject to the minimum interest rate of 0.00% per annum.

SUMMARY OF TERMS

Issuers:	Jefferies Group LLC and Jefferies Group Capital Finance Inc., its wholly-owned subsidiary.
Title of the Series:	Fixed to Floating Rate Notes due February 26, 2026
Aggregate Principal Amount:	$ . May be increased prior to the Original Issue Date but we are not required to do so.
Issue Price:	$1,000 per Note
Stated Principal Amount:	$1,000 per Note
Pricing Date:	February , 2016
Original Issue Date:	February 26, 2016 ( Business Days after the Pricing Date)
Maturity Date:	February 26, 2026
Interest Accrual Date:	February 26, 2016
Payment at Maturity:	The payment at maturity per Note will be the Stated Principal Amount plus accrued and unpaid interest, if any.
Reference Rate:	The 10-Year U.S. Dollar Constant Maturity Swap Rate. Please see “The Notes” below.
Interest Rate:

From and including the Original Issue Date to, but excluding February 26, 2018: 7.00% per annum

From and including February 26, 2018 to, but excluding the Maturity Date (the “Floating Interest Rate Period”): Reference Rate plus 1.00%; subject to the Minimum Interest Rate.

For the purpose of determining the level of the Reference Rate applicable to an Interest Payment Period, the level of the Reference Rate will be determined two (2) U.S. Government Securities Business Days prior to the related Interest Reset Date at the start of such Interest Payment Period (each, an “Interest Determination Date”).

Interest for each Interest Payment Period during the Floating Interest Rate Period is subject to the Minimum Interest Rate of 0.00% per annum.

Interest Payment Period:	Quarterly
Interest Payment Period End Dates:	Unadjusted

Interest Payment Dates:	Each February 26, May 26, August 26 and November 26, beginning May 26, 2016; provided that if any such day is not a Business Day, that interest payment will be made on the next succeeding Business Day and no adjustment will be made to any interest payment made on that succeeding Business Day.
Interest Reset Dates:	Each February 26, May 26, August 26 and November 26, beginning February 26, 2018; provided that such Interest Reset Dates shall not be adjusted for non-Business Days.
Day-Count Convention:	30/360
Minimum Interest Rate:	0.00% per annum during the Floating Interest Rate Period
Maximum Interest Rate:	Not applicable
Redemption:	Not applicable
Specified Currency:	U.S. dollars
CUSIP / ISIN:	47233JAA6
Book-entry or Certificated Note:	Book-entry
Business Day:	New York
Agent:	Jefferies LLC, a wholly-owned subsidiary of Jefferies Group LLC and an affiliate of Jefferies Group Capital Finance Inc. See “Supplemental Plan of Distribution.”
Calculation Agent:	Jefferies Derivative Products LLC, a wholly-owned subsidiary of Jefferies Group LLC and an affiliate of Jefferies Group Capital Finance Inc.
Trustee:	The Bank of New York Mellon
Use of Proceeds:	General corporate purposes
Listing:	None
Conflict of Interest:	Jefferies LLC, the broker-dealer subsidiary of Jefferies Group LLC, is a member of FINRA and will participate in the distribution of the Notes being offered hereby. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interest and will be conducted in accordance with the requirements of Rule 5121. See “Conflict of Interest.”

The Notes will be the joint and several senior unsecured obligations of the Issuers and will rank equally with our other senior unsecured indebtedness.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-4 of this pricing supplement.

	PER NOTE	TOTAL
Public Offering Price	100%	$
Fees and Commissions		$
Proceeds to Issuers (Before Expenses)		$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the Notes in book-entry form only through The Depository Trust Company on or about February 26, 2016 against payment in immediately available funds.

Jefferies

Pricing supplement dated                     , 2016.

You should read this document together with the related prospectus and prospectus supplement,

each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus supplement dated February 4, 2016        Prospectus dated February 4, 2016

PS-ii

Pricing Supplement

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this pricing supplement or the accompanying prospectus is accurate as of any date later than the date on the front of this pricing supplement.

Unless otherwise specified, the terms “Issuers,” “we,” “our,” and “us,” as used herein, refer to Jefferies Group LLC and Jefferies Group Capital Finance Inc., its subsidiary, as co-issuers of the Notes offered hereby. The terms the “Company” and “Jefferies Group” refer to Jefferies Group LLC, alone.

Special Note on Forward-Looking Statements

This pricing supplement and the accompanying prospectus and prospectus supplement contain or incorporate by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not statements of historical fact and represent only our belief as of the date such statements are made. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, controls and procedures relating to the close of the quarter, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in the Annual Report on Form 10-K for the fiscal year ended November 30, 2015 filed by the Company with the U.S. Securities and Exchange Commission, or the SEC, on January 29, 2016. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.

PS-iii

THE NOTES

The Notes are joint and several obligations of Jefferies Group LLC and Jefferies Group Capital Finance Inc., its wholly-owned subsidiary. The Aggregate Principal Amount of the Notes is $                        . The Notes will mature on February 26, 2026. From and including the Original Issue Date to, but excluding, February 26, 2018, the Notes will bear interest at the fixed rate of 7.00% per annum. From and including February 26, 2018 to, but excluding, the Maturity Date (the “Floating Interest Rate Period”), the Notes will bear interest at a per annum floating rate equal to 10CMS, plus 1.00%. The floating interest rate payable on the Notes during the Floating Interest Rate Period will not be less than 0.00%. During the Floating Interest Rate Period, the interest rate will be reset quarterly on the Interest Reset Dates set forth in the “Summary of Terms” on the cover page of this prospectus supplement. We describe the basic features of these Notes in the sections of the accompanying prospectus called “Description of Securities We May Offer—Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. All payments on the Notes are subject to our credit risk.

“10CMS” means the 10-year U.S. Dollar Constant Maturity Swap Rate, expressed as a percentage, as quoted on the Reuters Screen ISDAFIX1 Page, at approximately 11:00 a.m., New York City time, on the applicable Interest Determination Date.

The “Interest Determination Date” for each quarterly Interest Period during the Floating Interest Rate Period will be the second U.S. Government Securities Business Day prior to the beginning of the applicable quarterly Interest Period. A “U.S. Government Securities Business Day” means any day, other than a Saturday, Sunday, or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

If, on any Interest Determination Date, 10CMS is not quoted on the Reuters Screen ISDAFIX1 Page, or any page substituted for that page, then 10CMS will be a percentage determined on the basis of the mid-market semi-annual swap rate quotations provided to the Calculation Agent by five leading swap dealers in the New York City interbank market (the “Reference Banks”) chosen by the Calculation Agent at approximately 11:00 a.m., New York City time, on that date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on the basis of a 360-day year consisting of twelve 30-day months, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to 10 years, commencing on the applicable date and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on the actual number of days in a 360-day year, is equivalent to USD-LIBOR-BBA, as quoted on the Reuters Screen LIBOR01 Page at 11:00 a.m., New York City time, with a designated maturity of three months. The Calculation Agent will request the principal New York City office of each of the Reference Banks chosen by it to provide a quotation of its rate. If at least three quotations are provided, the rate for the relevant Interest Determination Date will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the Reference Rate will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

The Notes will not be listed on any securities exchange or quoted through any automated quotation system or to seek approval for their quotation through any automated quotation system. Jefferies LLC may, but is not obligated to, make a market in the Notes and, if it chooses to make a market, may cease doing so at any time. We cannot assure you that an active public market for the Notes will develop. The absence of an active public trading market could have an adverse effect on the liquidity and value of the Notes.

We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue additional Notes having the same ranking and the same Interest Rate, maturity and other terms, except for the Issue Price and the Original Issue Date. Any such additional Notes having such similar terms, together with the Notes offered hereby, will constitute a single series with the Notes under the indenture.

The Notes will be senior unsecured obligations, each ranking equally with all of our existing and future senior indebtedness and senior to any future subordinated indebtedness.

The Notes are not entitled to any sinking fund. The provisions of the indenture described in the accompanying prospectus under “Description of Debt Securities — Defeasance” will apply to the Notes.

HISTORICAL 10CMS RATES

10CMS is a “constant maturity swap rate” that measures the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of 10 years. In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating 3-month LIBOR-based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year. “LIBOR” is the London Interbank Offered Rate and is a common rate of interest used in the swaps industry.

In this pricing supplement, when we refer to 10CMS, we mean the rate as it appears on Reuters page ISDAFIX1 (or any successor page) under the heading 10-year index maturity for rates at approximately 11:00 a.m. New York time, on each Interest Determination Date. The rate reported on Reuters page “ISDAFIX1” (or any successor page thereto) is calculated by ICE Benchmark Administration Limited based on tradeable quotes for the related interest rate swap of the relevant tenor that is sourced from electronic trading venues. This rate is one of the market-accepted indicators of medium to longer-term interest rates. On the Interest Determination Date, if 10CMS cannot be determined by reference to Reuters Screen ISDAFIX1 Page (or any successor page), then the Calculation Agent will determine 10CMS in accordance with the procedures set forth above.

The level of 10CMS has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of 10CMS during any period shown below is not an indication that 10CMS is more or less likely to increase or decrease at any time during the life of your Notes.

You should not take the historical levels of the 10CMS as an indication of future levels of 10CMS. We cannot give you any assurance that the future levels of 10CMS will result in your receiving a return on your Notes that is greater than the return you would have realized if you invested in a debt security of comparable maturity that bears interest at a prevailing market rate.

In light of current market conditions, the trends reflected in the historical levels of 10CMS may be less likely to be indicative of the levels of the 10CMS during the Floating Interest Rate Period.

Neither we nor any of our affiliates make any representation to you as to the performance of 10CMS during the Floating Interest Rate Period. The actual levels of 10CMS during the Floating Interest Rate Period may bear little relation to the historical levels of the 10CMS shown below.

The graph below shows the daily historical last levels of 10CMS from January 3, 2006 through February 5, 2016. We obtained the last levels in the graph below from Bloomberg, without independent verification. The rates displayed in the graph below are for illustrative purposes only.

RISK FACTORS

In addition to the other information contained and incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplement including the section entitled “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the SEC on January 29, 2016, you should consider carefully the following factors before deciding to purchase the Notes.

Risks Associated with the Offering

The historical levels of 10CMS are not an indication of the future levels of 10CMS.

In the past, the level of 10CMS has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the 10CMS are not necessarily indicative of future levels. Any historical upward of downward trend in 10CMS is not an indication that 10CMS is more or less likely to increase or decrease at any time during an Interest Period, and you should not take the historical levels of 10CMS rate as an indication of its future performance.

You must rely on your own evaluation of the merits of an investment linked to 10CMS.

In the ordinary course of their businesses, we or our affiliates may have expressed views on expected movements in 10CMS and related interest rates, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to 10CMS may at any time have views that are significantly different from ours or those of our affiliates. For these reasons, you should consult information about 10CMS and related interest rates from multiple sources, and you should not rely on the views expressed by us or our affiliates.

Neither the offering of the Notes nor any views which we or our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the Notes.

Regulatory investigations regarding possible manipulation of ISDAFIX may adversely affect your Notes.

Certain U.S. and non-U.S. regulators are investigating possible manipulation of ISDAFIX. If such manipulation occurred, it may have resulted in 10CMS being artificially lower (or higher) than it would otherwise have been. Any changes or reforms affecting the determination or supervision of ISDAFIX in light of these investigations could result in a sudden or prolonged decrease in reported ISDAFIX, which may have an adverse impact on the trading market for ISDAFIX-benchmarked securities, such as your Notes, the market value of your Notes and the payments on your Notes during the Floating Interest Rate Period.

We may sell an additional aggregate face amount of the Notes at a different issue price.

At our sole option, we may decide to sell additional aggregate face amounts of the Notes subsequently to the date of this pricing supplement. The Issue Price of the Notes in the subsequent sale may differ substantially (higher or lower) from the Issue Price you paid as provided on the cover of this pricing supplement. There is no stated limit on of the additional face amounts of the Notes we may sell.

The Notes will be treated as variable rate debt instruments for U.S. federal income tax purposes.

You should review carefully the section of this pricing supplement entitled “Material United States Federal Income Tax Considerations”. The Notes will be treated as “variable rate debt instruments” for U.S. federal income tax purposes. Assuming this characterization is respected by the IRS, interest paid on the Notes will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes, except to the extent of original issue discount, if any. In addition, a U.S. Holder (as defined under “Material United States Federal Income Tax Considerations”) must include original issue discount, if any, in income as ordinary interest as it accrues, generally in advance of receipt of cash attributable to such income. In general, gain or loss realized on the sale, exchange or other disposition of the Notes will be capital gain or loss. Prospective purchasers are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes. Purchasers who are not initial purchasers of Notes at their issue price on the original issue date should consult their tax advisers with respect to the tax consequences of an investment in the Notes, and the potential application of special rules.

Non-U.S. Holders should note that final Treasury regulations were released on legislation that imposes a withholding tax of 30% on payments to certain foreign entities unless information reporting and diligence requirements are met.

See “Material United States Federal Income Tax Consequences—Non-U.S. Holders” in the accompanying prospectus. Pursuant to the final regulations, such withholding tax will generally apply to obligations that are issued on or after July 1, 2014; therefore, the Notes will generally be subject to this withholding tax. The withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the Notes made before January 1, 2019.

You may be required to accrue interest in excess of interest payments following the initial fixed rate interest period.

Under the rules governing variable rate debt instruments discussed below under “Material United States Federal Income Tax Considerations,” you may be required to accrue an amount of interest in the initial fixed rate interest period of your Note that is less than the stated interest on your Note in such periods. Conversely, you may, be required to accrue an amount of interest in the Floating Interest Rate Period of your Note that exceeds the stated interest on your Note in such period.

If you purchase your Notes at a premium to their face amount, the return on your investment will be lower than the return on Notes purchased at face amount and the impact of certain key terms of the Notes will be negatively affected.

The amount you will be paid for your Notes on the stated maturity date will not be adjusted based on the issue price you pay for the Notes. If you purchase Notes at a price that differs from the face amount of the Notes, then the return on your investment in such Notes held to the stated maturity date will differ from, and may be substantially less than, the return on Notes purchased at face amount. If you purchase your Notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the Notes will be lower than it would have been had you purchased the Notes at face amount or a discount to face amount.

Our trading and hedging activities may create conflicts of interest with you.

We or one or more of our affiliates, including Jefferies LLC, may engage in trading activities related to the Notes that are not for your account or on your behalf. We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty. These trading and hedging activities may present a conflict of interest between your interest as a holder of the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions for our customers, and in accounts under our management.

HEDGING

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with one or more of our affiliates. The terms of these hedging arrangements are determined based upon terms provided by our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of 10CMS, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes depend in part on the terms of these hedging arrangements.

The hedging arrangements may include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than this amount.

For further information, see “Risk Factors” beginning on page PS-4 of this pricing supplement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States federal income tax consequences of purchasing, owning and disposing of the Notes and is based upon the advice of Morgan, Lewis & Bockius LLP, our tax counsel. The following discussion supplements, and to the extent inconsistent supersedes, the discussions under “Material United States Federal Income Tax Consequences” in the accompanying prospectus and is not exhaustive of all possible tax considerations that may be relevant to a holder of Notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought a ruling from the IRS or an opinion of tax counsel regarding any of the tax consequences described below. This summary does not include any description of federal non-income tax laws, the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder of Notes.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each as defined in the accompanying prospectus) that, except as otherwise specifically noted, will acquire the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “Material United States Federal Income Tax Consequences” in the accompanying prospectus. This summary assumes that the issue price of the Notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.

The Notes will be treated as providing for a single fixed rate followed by a single qualified floating rate (“QFR”), as described in the sections of the accompanying prospectus supplement called “Material United States Federal Income Tax Consequences—U.S. Holders— Floating Rate Notes—General” and “—Floating Rate Notes that Provide for Multiple Rates.” Under applicable Treasury Regulations, in order to determine the amount of qualified stated interest (“QSI”) and original issue discount (“OID”) in respect of the Notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the Notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the Notes). The rules under “Material United States Federal Income Tax Consequences—U.S. Holders— Discount Notes—General” must be applied to the equivalent fixed rate debt instrument to determine the amounts of QSI and OID on the Notes. Under this method, the Notes may be issued with OID.

A U.S. Holder is required to include any QSI in income in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. U.S. Holders will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest. QSI allocable to an accrual period must be increased (or decreased) by the amount, if any, which the interest actually accrued or paid during an accrual period (including the fixed rate payments made during the initial period) exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

A U.S. Holder generally will recognize capital gain or loss on the sale, retirement or other taxable disposition of a Note equal to the difference between the amount realized on the sale, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s tax basis in a Note will generally be the cost of the Note as adjusted for any accrued and unpaid original issue discount, amounts elected to be included in income and premium. Proceeds realized upon a sale, retirement or other taxable disposition attributable to accrued but unpaid interest, accrued market discount, and amounts elected to be included in income will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. Capital gain of a noncorporate U.S. Holder is currently taxed at reduced rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

If you are a Non-U.S. Holder, please read the section of the accompanying prospectus called “Material United States Federal Income Tax Consequences—Non-U.S. Holders.”

Please see the discussion under “Material United States Federal Income Tax Consequences—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

Both U.S. Holders and Non-U.S. Holders should read the section of the accompanying prospectus supplement entitled “Material United States Federal Income Tax Consequences.” The discussion under “Material United States Federal Income Tax Consequences—FATCA Legislation” in the accompanying prospectus supplement will apply to the Notes.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Jefferies LLC, the broker-dealer subsidiary of the Company and an affiliate of Jefferies Group Capital Finance Inc., will act as our Agent in connection with the offering of the Notes. Subject to the terms and conditions contained in a distribution agreement between us and Jefferies LLC, the Agent has agreed to use its reasonable efforts to solicit purchases of the Notes. We have the right to accept offers to purchase Notes and may reject any proposed purchase of the Notes. The Agent may also reject any offer to purchase Notes. We or Jefferies LLC will pay various discounts and commissions to dealers of                      per Note depending on market conditions.

We may also sell Notes to the Agent who will purchase the Notes as principal for its own account. In that case, the Agent will purchase the Notes at a price equal to the issue price specified on the cover page of this pricing supplement, less a discount. The discount will equal the applicable commission on an agency sale of the Notes.

The Agent may resell any Notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the Agent received from us. If all the Notes are not sold at the initial offering price, the Agent may change the offering price and the other selling terms.

We may also sell Notes directly to investors. We will not pay commissions on Notes we sell directly.

The Agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act.

If the Agent sells Notes to dealers who resell to investors and the Agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.

The Agent is offering the Notes, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the Notes, and other conditions contained in the distribution agreement, such as the receipt by the Agent of officers’ certificates and legal opinions. The Agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The expenses of the offering, not including any commission or discount, are estimated to be $                 and are payable by us.

The Agent is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. See “Conflict of Interest” below.

The Agent is not acting as your fiduciary or advisor solely as a result of the offering of the Notes, and you should not rely upon any communication from the Agent in connection with the Notes as investment advice or a recommendation to purchase the Notes. You should make your own investment decision regarding the Notes after consulting with your legal, tax, and other advisors.

We may deliver the Notes against payment therefor in New York, New York on a date that is greater than three Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than three Business Days from the Pricing Date, purchasers who wish to trade the Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Jefferies LLC and any of our other broker-dealer affiliates may use this pricing supplement, and the prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. Our affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

CONFLICT OF INTEREST

Jefferies LLC, the broker-dealer subsidiary of Jefferies Group LLC, is a member of FINRA and will participate in the distribution of the Notes. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interests and will be conducted in accordance with the requirements of Rule 5121. Jefferies LLC will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written specific approval of the customer.

LEGAL MATTERS

The validity of the Notes has been passed on for us by Morgan, Lewis & Bockius LLP, New York, New York. Covington & Burling, New York, New York is counsel for Jefferies LLC in connection with this offering. Covington & Burling LLP has from time to time acted as counsel for Jefferies Group LLC and its subsidiaries and may do so in the future.

EXPERTS

The financial statements of Jefferies Group LLC and its subsidiaries (Successor company) as of November 30, 2015 and November 30, 2014 and for the years ended November 30, 2015 and November 30, 2014, and the nine months ended November 30, 2013 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of November 30, 2015 incorporated herein by reference to the Annual Report on Form 10-K for the year ended November 30, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Jefferies Group, Inc. and its subsidiaries (Predecessor company) for the three months ended February 28, 2013 incorporated herein by reference to the Annual Report on Form 10-K for the year ended November 30, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Jefferies Loancore LLC for the year ended November 30, 2015, incorporated herein by reference to Jefferies Group LLC’s Annual Report on Form 10-K for the year ended November 30, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Jefferies Finance LLC and Subsidiaries, incorporated in this Prospectus by reference from the Jefferies Group LLC’s Annual Report on Form 10-K for the year ended November 30, 2015, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$

Jefferies Group LLC

Fixed to Floating Rate Notes due February 26, 2026

Based on the 10-Year U.S. Dollar Constant Maturity Swap Rate

PRICING SUPPLEMENT

                    , 2016